Exhibit 99.1

GrowGeneration Forms GrowGeneration Canada

Plans to Acquire Canadian Grow Supply Companies and Go Public in Canada

DENVER, Oct. 16, 2018 - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen USA” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis markets, with currently 19 locations, today announced it is forming GrowGeneration Canada for the purpose of acquiring  retail and wholesale equipment and grow supply companies servicing the Canadian cultivator. The Company will initially operate out of Ontario and British Columbia and plans to finance this entity and its acquisitions independently from GrowGen USA. The Company has begun discussions with several acquisition targets, expected to total over $20M.

Darren Lampert, Co-Founder and CEO, said, “As part of our expansion and growth strategy, GrowGen USA identifies emerging markets, like Canada and sets a plan in place to offer cultivators a one-stop operation for all of their grow supply needs. With over 11M sq. ft. of cultivation in place, plus laws that include home growing and micro-cultivation licenses, makes Canada a great new market opportunity for us. GrowGen Canada will seek to acquire profitable wholesale and retail hydroponic and grow supply businesses and access the Canadian public markets to finance these targeted acquisitions. Following our USA model, GrowGen Canada will deploy a knowledge- based direct sales team, of “Grow Pros” that will offer our one-stop shopping solutions and consultative services to the Canadian cultivators.”

Canadian Market Overview

On October 17, 2018, Canada will become the largest country in the world to legalize cannabis. About 4.9 million Canadians used cannabis and consumed more than 20 grams of marijuana per person in 2017, spending a total $5.6 billion on the product, according to estimates from Statistics Canada. Legal cannabis sales could reach $6.5 billion by 2020, according to an estimate from CIBC analysts. In a report published last month, the analysts predicted cannabis sales could top sales of spirits, with the potential to yield $1 billion .63 per cent of current cannabis users in Canada plan to make purchases at legal retailers, according to a survey commissioned by Deloitte that polled 1,500 Canadians. By the survey’s estimates, the legal cannabis market could generate $4.3 billion in sales next year. The Deloitte survey also found cannabis users would be willing to pay $8.98 per gram through legal channels. The current average price per gram in the illegal market is $8.24 per gram. There will be an excise tax of $1 per gram or 10 per cent of the retail price, whichever is greater. Provinces will take 75 per cent of the revenue, and the federal government will reap 25 per cent of the profit from this tax.

Key Market Metrics:

●	Canada currently has 114 licensed cannabis producers and another 500 in the pipeline according to Health Canada.
●	Facilities licensed by the Canadian government to cultivate cannabis, as of June surpassed, 11 million square feet (1 million square meters) for the first time, according to data shared by Health Canada.
●	Four is the maximum number of home-grown marijuana plants allowed per household.
●	Cultivation rules include micro-cultivation licenses for smaller growers who can cultivate on as little as 200 sq. meters of indoor, outdoor or greenhouse space.
●	Cannabis consumption growth in Canada is expected to grow by 35%.

About GrowGeneration Corp.:

GrowGen USA owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen USA has 19 stores, which includes 6 locations in Colorado, 6 locations in California, 1 location in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island and 1 location in Oklahoma. GrowGen USA also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen USA carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:
Website: www.GrowGeneration.com
Facebook:GrowGenerationCorp
Twitter: @GrowGenOK
Instagram: Growgeneration_corp

SOURCE GrowGeneration